SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) (C),
                      AND (D) AND AMENDMENTS THERETO FILED

                              PURSUANT TO 13D-2(b)

                               (Amendment No. )(1)

                     The Newkirk Master Limited Partnership
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1 (b)
      |_|   Rule 13d-1 (c)
      |X|   Rule 13d-1 (d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Newkirk NL Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     830,390 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        217,418 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            830,390 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     217,418 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,047,808 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      16.58%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of units underlying an option to purchase units from a third party held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Newkirk RE Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     143,387 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,451,762 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            143,387 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,451,762 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,595,149 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      41.07%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of 2,209,065 units held by Newkirk Tender Holdings LLC, 25,279 units held by Marbax Venture LLC and 217,418 units underlying an option to purchase units from a third party which option is held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Newkirk Tender Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,209,065 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,209,065 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,209,065 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      34.96%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Marbax Venture LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     25,279 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            25,279 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AP-WIN Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     133,400 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            133,400 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      133,400 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AP4-WEM WIN Tender LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     59,433 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            59,433 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      59,433 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .94%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AP3-WEM WIN Tender LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     23,319 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            23,319 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      23,319 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .37%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Newkirk RE Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,279 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,279 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
*     Comprised of units held by Marbax Venture LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      WEM Fund 1998 Limited Partnership
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        133,400 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     133,400 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      133,400 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
*     Comprised of units held by AP-WIN Associates LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      WEM-WIN Tender Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        82,752 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     82,752 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      82,752 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of 59,433 units held by AP4-WEM WIN Tender LLC and 23,319 units held by AP3-WEM WIN Tender LLC
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      NK-CR Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,279 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,279 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
*     Comprised of units held by Marbax Venture LLC
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Newkirk Stock LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,279 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,279 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
*     Comprised of units held by Marbax Venture LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      WEM-Brynmawr Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,425,539 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,425,539 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,425,539 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      54.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of (i) 830,390 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; and (v) 217,418 units underlying an option held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Michael L. Ashner
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,641,691 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,641,691 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      57.63%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 830,390 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 217,418 units underlying an option held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC; (vi) 133,400 units held by AP-WIN Associates L.L.C.; (vii) 59,433 units held by AP4-WEM WIN Tender LLC; and
      (viii) 23,319 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Apollo Real Estate Management III, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,641,691 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,641,691 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,641,691 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      57.63%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 830,390 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 217,418 units underlying an option held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC; (vi) 133,400 units held by AP-WIN Associates L.L.C.; (vii) 59,433 units held by AP4-WEM WIN Tender LLC; and
      (viii) 23,319 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Apollo Real Estate Management Fund III, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,641,691 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,641,691 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,641,691 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      57.63%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 830,390 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 217,418 units underlying an option held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC; (vi) 133,400 units held by AP-WIN Associates L.L.C.; (vii) 59,433 units held by AP4-WEM WIN Tender LLC; and
      (viii) 23,319 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Apollo Real Estate Advisors III, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,641,691 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,641,691 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,641,691 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X] **

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      57.63%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 830,390 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 217,418 units underlying an option held by Newkirk NL Holdings LLC and Newkirk RE Holdings LLC; (vi) 133,400 units held by AP-WIN Associates L.L.C.; (vii) 59,433 units held by AP4-WEM WIN Tender LLC; and
      (viii) 23,319 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

      Item 1(a). Name of Issuer:

      The Newkirk Master Limited Partnership

      Item 1(b). Address of Issuer's Principal Executive Offices:

      7 Bulfinch Place
      Suite 500
      Boston, Massachusetts 02114

      Item 2(a). Name of Person Filing:

      This Schedule 13G is being filed with respect to Units of Limited Partnership Interest of the Issuer which are beneficially owned by the persons and entities listed in Item 2(b).

      Item 2(b). Address of Principal Business Office, or, if None, Residence:

      Newkirk NL Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 Newkirk RE Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 Newkirk Tender Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 Marbax Venture LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
      AP-WIN Associates L.L.C. , 7 Bulfinch Place, Suite 500, Boston, MA 02114 AP4-WEM WIN Tender LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 AP3-WEM WIN Tender LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 WEM-Brynmawr Associates LLC, 100 Jericho Quadrangle, Jericho, New York 11753
      Michael L. Ashner, 100 Jericho Quadrangle, Jericho, New York 11753
      Apollo Real Estate Investment Fund III, L.P., Two Manhattanville Road, Purchase, New York 10577
      Apollo Real Estate Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577
      Apollo Real Estate Management III, L.P., Two Manhattanville Road, Purchase, New York 10577
      Newkirk RE Associates LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 NK-CR Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
      Newkirk Stock LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
      WEM Fund 1998 Limited Partnership, 7 Bulfinch Place, Suite 500, Boston, MA 02114
      WEM-WIN Tender Associates, LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114

      Item 2(c). Citizenship:

      Mr. Ashner is a United States Citizen. All other Reporting Persons are entities organized in the State of Delaware.

      Item 2(d). Title of Class of Securities:

      Units of Limited Partnership Interest

      Item 2(e). CUSIP NUMBER:

      Not applicable.

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a: Not applicable.

(a)   |_|   Broker or dealer registered under Section 15 of the Act.

(b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

(c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.

(d)   |_|   Investment Company registered under Section 8 of the Investment
            Company Act.

(e)   |_|   Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).

(f)   |_|   Employee Benefit Plan or Endowment Fund in accordance with Sec.
            240.13d-1(b)(1)(ii)(F).

(g)   |_|   Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act.

(i)   |_|   A church plan that is excluded from the definition of an
            investment company under Section 3(c)(14) of the Investment
            Company Act of 1940.

(j)   |_|   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d01(c), check this box
      |_|

Item 4. Ownership.

      (a)   Amount beneficially owned:

            See Item 9 of cover pages.*

      (b)   Percent of class:

            See Item 11 of cover pages.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                        See Item 5 of cover pages. *

            (ii)  Shared power to vote or to direct the vote

                        See Item 6 of cover pages. *

            (iii) Sole power to dispose or to direct the disposition of

                        See Item 7 of cover pages. *

            (iv)  Shared power to dispose or to direct the disposition of

                        See Item 8 of cover pages. *

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company or Control Person.

      Not applicable.

----------

* The units reported herein do not include an aggregate of 1,639,818 units held by the entities listed on Exhibit 99.2 hereto, which entities are not reporting persons hereunder but may be deemed to constitute a group for purposes of
Section 13(d)(3) under the Exchange Act of 1934, with the reporting persons hereunder. The reporting persons hereunder disclaim beneficial ownership over the shares held by the entities listed on Exhibit 99.2 hereunder.

Item 8. Identification and Classification of members of the Group.

      See Exhibit 99.2.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

      Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                               February 11, 2004

Michael L. Ashner


Newkirk NL Holdings LLC

By:      Newkirk Manager (NV) Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer


Newkirk RE Holdings LLC

By:      Newkirk Manager (NV) Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer


Newkirk Tender Holdings LLC

By:      Newkirk Manager (NV) Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer

Marbax Venture LLC

By:      Newkirk RE Associates LLC
         Member

         By:      Newkirk Manager Corp.
                  Manager

                  By: /s/ Michael L. Ashner
                      ---------------------
                      Michael L. Ashner


AP-WIN Associates L.L.C.

By:      WIN Manager Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer


AP4-WEM WIN Tender LLC

By:      WIN Manager Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer


AP3-WEM WIN Tender LLC

By:      WIN Manager Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer

Apollo Real Estate Investment Fund III, L.P.

By:      Apollo Real Estate Advisors III, L.P.,
         its general partner

         By:      Apollo Real Estate Capital Advisors III, Inc.,
                   its general partner

                  By: /s/ Michael D. Weiner
                      ---------------------
                      Michael D. Weiner
                      Vice President


Apollo Real Estate Advisors III, L.P.

By:      Apollo Real Estate Capital Advisors III, Inc.,
         its general partner

         By: /s/ Michael D. Weiner
             ---------------------
             Michael D. Weiner
             Vice President


Apollo Real Estate Management III, L.P.

By:      Apollo Real Estate Management III, Inc.,
         its general partner

         By: /s/ Michael D. Weiner
             ---------------------
             Michael D. Weiner
             Vice President


Newkirk RE Associates LLC

By:      Newkirk Manager Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer

NK-CR Holdings LLC

By:      Newkirk Manager Corp.
         Manager

         By: /s/ Michael L. Ashner
             ---------------------
             Michael L. Ashner
             Chief Executive Officer


Newkirk Stock LLC

By:      Newkirk NL Holdings LLC
         Managing Member

         By:      Newkirk Manager (NV) LLC
                  Manager

                  By: /s/ Michael L. Ashner
                      ---------------------
                      Michael L. Ashner
                      Chief Executive Officer


WEM Fund 1998 Limited Partnership

By: /s/ Michael L. Ashner
    ---------------------
    Michael L. Ashner
    General Partner


WEM-WIN Tender Associates, LLC

By: /s/ Michael L. Ashner
    ---------------------
    Michael L. Ashner
    Managing Member

                                INDEX TO EXHIBITS

99.1  Joint Filing Agreement, dated February 11, 2004, among the Reporting
      Persons.
99.2  Item 8 Information.